Exhibit 99.2

Company Contact:

Investor Contact:

Agency Contact:

Maureen Hart

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel: +1 (978) 787 4266

Tel: +1 (978) 787 4000

Tel: +1 (617) 638 0022

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

Fax: +1 (617) 638 0033

Maureen.hart@axcelis.com

investor.relations@axcelis.com

smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER 2006

BEVERLY, Mass. — May 4, 2006 –   Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for its first quarter ended March 31, 2006. The Company reported revenues of $97.9 million, compared to $92.9 million for the fourth quarter of 2005. Worldwide revenues for the first quarter, which include revenues of SEN Corporation, an SHI and Axcelis Company, the Company’s 50% owned joint venture in Japan, were $145.8 million, compared to $155.1 million for the preceding quarter. Net income for the first quarter was $0.5 million, or $0.01 per share, compared to a net loss for the fourth quarter of 2005 of $1.3 million, or $0.01 per share. In the corresponding quarter for the previous year, the Company reported net revenues of $100.0 million, worldwide revenues of $154.7 million, and net income of $1.9 million, or $0.02 per share.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Operating results were in line with our expectations. We are experiencing robust demand for our products, as underlying business conditions continue to strengthen. Overall, the year is looking strong and we are on track to achieve our operating and design win goals.”

 “During the quarter, we continued to gain traction with our new Optima HD implanter,” Puma continued. “Our recent design win at one of the world’s largest manufacturers of memory devices, is testament to the product’s compelling benefits. With the new Optima HD, we now offer chipmakers the industry’s most innovative technology to deliver unmatched manufacturing flexibility and capital efficiency. This customer chose the Optima HD because of its ability to perform traditional high dose implants as well as emerging device manufacturing trends, including molecular implant and hydrogen applications.”

Axcelis believes that reporting the combined revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, with Axcelis’ own revenues, is useful to investors. SEN’s ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis’ technology.

First Quarter Detail

Shipments and Margins

Shipments before provision for deferred revenue for the first quarter totaled $98.5 million with worldwide shipments, including SEN, totaling $148.6 million. Axcelis shipments, excluding SEN, were up 15.1% from the fourth quarter of 2005 and worldwide shipments, including SEN, were up 2.6%.

Geographically, Axcelis systems shipments, excluding SEN, were to:  Asia 71%, North America 18% and Europe 11%.

The ion implantation business (excluding SEN) accounted for 77% of total shipments in the first quarter while other products (RTP, Dry Strip and Curing) accounted for 23%.

Service revenue (service labor, spare parts and consumables), excluding SEN, was $44.1 million for the quarter, up 7.7% from the fourth quarter of 2005.

Gross margin for the first quarter was 39.9%, at the same level reported for the preceding quarter.

Orders and Backlog

Orders (new systems bookings and service excluding SEN) received for the first quarter totaled $96.9 million, compared to $98.8 million for the fourth quarter of 2005. New system bookings, excluding service, amounted to $52.8 million compared to $57.9 million for the preceding quarter. Worldwide orders, including SEN, were $178.7 million, compared to $151.0 million for the fourth quarter of 2005.

Backlog plus deferred systems revenue at quarter end was $88.6 million. Backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Cash, cash equivalents and short-term investments decreased by $25.6 million to $150.8 million at March 31, 2006. The Company ended the quarter with working capital of $231.8 million.

On May 3rd, The Company announced it had issued $75 million of 4.25% Convertible Senior Subordinated Notes due January 2009 in a private placement to an institutional investor, and concurrently retired $50.8 million of existing 4.25% Convertible Subordinated Notes due January 2007. The new notes are unsecured senior subordinated indebtedness of Axcelis that carry a coupon rate of 4.25%, payable semiannually, and are convertible into Axcelis common stock at $20 per share, subject to adjustment in certain circumstances. When the notes become payable in January 2009, or are converted, they bear a premium intended to give the holder an 8% yield to maturity.

Business Outlook

Axcelis’ financial outlook for the second quarter of 2006 assumes no material change in the semiconductor spending environment. Revenues in the second quarter are expected to be in a range of $112.0 million to $122.0 million. Worldwide revenues, including SEN, are expected to be in a range of $192.0 million to $207.0 million. The Company anticipates gross margins to be approximately 40% and results of operations to provide earnings per share in the range of $0.10 to $0.14 per share.

Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

First Quarter 2006 Conference Call

The Company will be hosting a conference call today, Thursday, May 4, 2006, beginning at 5:00 pm ET. The purpose of the call is to discuss first quarter results and to provide guidance for the second quarter of 2006. The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-310-1961 (1-719-457-2692 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: Maureen Hart, and pass code: #3747910. A telephone replay will be available from 8:00 pm ET on May 4, 2006 until 11:59 pm ET on May 11, 2006. Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #3747910. A webcast replay will be available from 8:00 pm ET on May 4, 2006 until 5:00 pm ET June 1, 2006.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include those relating to the company developing new products, building its position in the ion implant market, and its guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN Corporation, an SHI and Axcelis Company. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31,	December 31,
	2006	2005

Assets

Current assets
Cash and cash equivalents	$59,222	$71,417
Marketable securities	80,145	93,797
Restricted cash	8,878	8,037
Accounts receivable, net	91,707	79,379
Inventories, net	127,133	109,972
Prepaid expenses and other current assets	34,896	32,767
Total current assets	401,981	395,369

Property, plant & equipment, net	68,056	71,443
Investment in SEN	111,317	108,815
Goodwill	46,773	46,773
Intangible assets	15,488	16,100
Restricted cash, long-term portion	2,576	3,195
Other assets	21,375	19,748
	$667,566	$661,443

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$33,707	$25,556
Accrued compensation	12,030	18,437
Warranty	4,910	5,739
Income taxes	2,869	3,021
Deferred revenue	32,408	30,140
Other current liabilities	10,089	11,333
Current portion, long term debt	74,217	—
Total current liabilities	170,230	94,226

Long-term debt	50,783	125,000
Long-term deferred revenue	10,671	11,177
Other long-term liabilities	4,335	4,999
Commitments and contingencies	—	—

Stockholders’ equity
Preferred Stock	—	—
Common stock	101	101
Additional paid-in capital	464,647	466,454
Deferred compensation	—	(5,385)
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(30,642)	(31,187)
Accumulated other comprehensive loss	(1,341)	(2,724)
	431,547	426,041
	$667,566	$661,443

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended
	March 31,
	2006	2005
Revenue
Systems	$52,404	$59,693
Services	44,081	38,441
Royalties, primarily from SEN	1,436	1,902
	97,921	100,036
Cost of Revenue	58,879	58,239

Gross profit	39,042	41,797

Operating expenses
Research & development	18,212	15,867
Sales and marketing	10,607	11,870
General and administrative	10,853	11,183
Amortization of intangible assets	612	612
Restructuring charges	(305)	1,799
	39,979	41,331

Income (loss) from operations	(937)	466

Other income (expense)
Equity income of SEN	2,216	2,339
Interest income	1,651	1,010
Interest expense	(1,641)	(1,654)
Other-net	(655)	(14)
	1,571	1,681

Income before income taxes	634	2,147
Income taxes	89	249
Net income	$545	$1,898

Net income per share
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Shares used in computing net income per share
Basic	100,883	100,138
Diluted	101,823	100,929